                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        PHYSICIAN SALES & SERVICE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   [PSS LOGO]

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 22, 1997

                             ---------------------

     The Annual Meeting of Shareholders of Physician Sales & Service, Inc., a Florida corporation (the "Company"), will be held at 9:00 a.m., local time, on Tuesday, July 22, 1997, at the Jacksonville Marriott, 4670 Salisbury Road, Jacksonville, Florida 32256 for the following purposes:

          1. To elect three Class I directors for a three-year term;

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on June 16, 1997, are entitled to notice of and to vote at the Annual Meeting and any and all adjournments thereof.

     All shareholders are invited to attend the Annual Meeting. Those shareholders who are unable to attend are respectfully urged to sign and return the enclosed Proxy Card as promptly as possible. Shareholders who sign and return a Proxy Card may nevertheless attend the Annual Meeting, revoke their Proxy, and vote their shares in person.

     Whether or not you expect to be present, please sign, date and return the enclosed Proxy Card in the enclosed pre-addressed envelope as soon as possible. No postage is required if mailed from within the United States.

                                          By Order of the Board of Directors

                                          David A. Smith
                                          Chief Financial Officer

Jacksonville, Florida
June 27, 1997

                        PHYSICIAN SALES & SERVICE, INC.

                           4345 SOUTHPOINT BOULEVARD
                          JACKSONVILLE, FLORIDA 32216

                                PROXY STATEMENT

                                  INTRODUCTION

     The enclosed Proxy is solicited by the Board of Directors of Physician Sales & Service, Inc., a Florida corporation ("PSS" or the "Company"), for use at its Annual Meeting of Shareholders scheduled to be held on Tuesday, July 22, 1997 at 9:00 a.m., local time, or at any postponements or adjournments thereof (the "Annual Meeting"). The purposes of the Annual Meeting are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Jacksonville Marriott, 4670 Salisbury Road, Jacksonville, Florida 32256. The Company's headquarters are located at 4345 Southpoint Boulevard, Jacksonville, Florida 32216. The date of the mailing of this Proxy Statement and accompanying Proxy is on or about June 27, 1997.

PROCEDURAL MATTERS

     Shareholders of record at the close of business on June 16, 1997 are entitled to notice of and to vote at the Annual Meeting. At the record date, 37,087,601 shares of Common Stock of the Company, $0.01 par value per share (the "Common Stock"), were issued and outstanding and held by approximately 1,065 shareholders of record. Shareholders are entitled to one vote per share on all matters voted upon at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors. The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on June 16, 1997 will constitute a quorum. If the accompanying Proxy Card is properly signed and timely returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein.

     Unless contrary instructions are given, the persons designated as proxy holders on the accompanying Proxy Card will vote: FOR the Board's nominees and if any other matters properly come before the Annual Meeting, in accordance with their best judgment on such matters. Each such proxy granted may be revoked by the shareholder(s) at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed Proxy Card bearing a later date or by voting in person at the Annual Meeting. The powers of the proxy holder with respect to a particular proxy will be suspended if the person executing that proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy. Shareholders have no dissenters' rights of appraisal in connection with any matter being presented at the Annual Meeting.

     Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The affirmative votes of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required for approval of any other matter that may be submitted to a vote of the shareholders. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

     Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

     A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner's shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares which are not represented at the Annual Meeting either in person or by proxy will not be considered to have cast votes on any matters addressed at the Annual Meeting.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS

     The Board of Directors currently consists of nine directors who are elected in three classes, with three Class I members, three Class II members and three Class III members. Members of each class hold office for three-year terms; the terms of the classes are staggered so that the term of one class terminates each year. Each member of the Board of Directors holds office for the term for which he or she was elected and until his or her successor shall have been duly elected and qualified, or until the earlier of his or her resignation, removal from office or death.

     Class I Directors. The terms of the Class I directors, T. O'Neal Douglas, Patrick C. Kelly and James L.L. Tullis, expire at the Annual Meeting of Shareholders in 1997, or when their successors have been duly elected and qualified.

     Class II Directors. The terms of the Class II directors, Delores P. Kesler, David A. Smith and William C. Mason, expire at the Annual Meeting of Shareholders in 1998, or when their successors have been duly elected and qualified.

     Class III Directors. The terms of the Class III directors, Delmer W. Dallas, Fred Elefant, and John F. Sasen, Sr., expire at the Annual Meeting of Shareholders in 1999, or when their successors have been duly elected and qualified.

ELECTION OF CLASS I DIRECTORS

     Messrs. Douglas, Kelly and Tullis have been nominated for election at the 1997 Annual Meeting by the Board of Directors to continue as Class I directors and have informed the Company that they will serve if elected. Proxies may not be voted for a greater number of persons than the number of nominees named herein.

     Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The accompanying proxy, unless otherwise specified, will be voted FOR the election of Messrs. Douglas, Kelly and Tullis as directors. If any of Messrs. Douglas, Kelly and Tullis should become unavailable, which is not now anticipated, the proxy will be voted for the election of such other person as the Board of Directors may select to replace such nominee, unless the Board of Directors instead reduces the number of directors comprising the Board. Each such proxy granted may be revoked by the shareholder at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed Proxy Card bearing a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES FOR DIRECTOR.

EXPERIENCE OF DIRECTORS

                             NOMINEES FOR DIRECTORS
                                    CLASS I
                     (WHOSE TERMS, IF ELECTED, WILL EXPIRE
                 AT THE ANNUAL MEETING OF SHAREHOLDERS IN 2000)

     T. O'Neal Douglas has served on the Board of Directors of the Company since July 1993. Mr. Douglas is the Chairman and Chief Executive Officer of American Heritage Life Insurance Co. and American Heritage

Life Investment Company (collectively, "AHL"). He has been with AHL since 1983, serving as President since 1986 and Chief Executive Officer since 1990. In addition, Mr. Douglas serves as a director of Barnett Bank of Jacksonville, N.A.

     Patrick C. Kelly, a co-founder of the Company, has served as Chairman of the Board and Chief Executive Officer of the Company since its inception in May 1983 and as President of the Company from May 1983 to August 1995. Prior to founding the Company, from August 1976 to February 1983, Mr. Kelly served as Sales Manager, General Manager and Vice President of Intermedco, Inc., a Houston-based medical supply company. Mr. Kelly also serves as Chairman of the Board of Diagnostic Imaging, Inc. and WorldMed International, Inc., each wholly owned subsidiaries of PSS that operate the imaging and international businesses of PSS.

     James L. L. Tullis has served on the Board of Directors of the Company since November 1989. Mr. Tullis was nominated to serve on the Board of Directors of the Company for a three year term beginning in 1994 pursuant to an agreement with the Company. Since September 1987, Mr. Tullis has been a general partner of Tullis-Dickerson Partners, the general partner of Tullis-Dickerson Capital Focus, L.P., a venture capital fund that invests in the health care industry and a shareholder of the Company. Mr. Tullis has served as Chairman of the Board of Directors and Chief Executive Officer of Tullis-Dickerson & Co., Inc., a venture capital company which acts as a management company for Tullis-Dickerson Capital Focus, L.P., since July 1986. Mr. Tullis also serves on the Board of Directors of American Consolidated Laboratories, Inc., a manufacturer of contact lenses, Scandipharm, Inc., a developer and manufacturer of pharmaceutical products and services, and Acme United, Inc., a manufacturer of scissors and other medical products.

                        DIRECTORS WHOSE TERMS OF OFFICE
                  WILL CONTINUE AFTER THE 1997 ANNUAL MEETING

                                    CLASS II
                      (TERMS EXPIRE AT THE ANNUAL MEETING
                            OF SHAREHOLDERS IN 1998)

     Delores P. Kesler has served on the Board of Directors of the Company since July 1993. Ms. Kesler has been Chairman and CEO of Kesler, Pass & Associates, Inc. since 1996. Prior to that, Ms. Kesler was Chairman of AccuStaff, Incorporated ("AccuStaff"), the successor to ATS Services, Inc. ("ATS"), a franchisor of temporary employment operations from January until June 1996. She founded ATS in May 1978 and served as its Chairman and Chief Executive Officer until its merger with three other temporary employment agencies in May 1992. Ms. Kesler is a past member of an executive committee with the National Association of Temporary Services and serves on the Board of Directors of AccuStaff and Clay County Bank in Orange Park, Florida.

     David A. Smith has served on the Board of Directors of the Company since July 1993 and as Executive Vice President since April 1996 and Chief Financial Officer of the Company since April 1992. Mr. Smith served as a Vice President of the Company from April 1992 to April 1996. Prior to serving as Vice President and Chief Financial Officer, Mr. Smith served the Company as a Regional Manager, General Manager, Sales Manager and Operations Manager from July 1987 to June 1993. Prior to joining the Company, Mr. Smith was employed by Coopers & Lybrand from October 1985 through June 1987, and by Smoak, Davis and Nixon, C.P.A., from May 1983 through September 1985.

     William C. Mason has served on the Board of Directors of the Company since April 1996. Mr. Mason is Vice Chairman and Chief Executive Officer of Baptist/St. Vincent's Health System, Inc. located in Jacksonville, Florida and has served in various positions throughout the organization since 1984.

                                   CLASS III
                      (TERMS EXPIRE AT THE ANNUAL MEETING
                            OF SHAREHOLDERS IN 1999)

     Delmer W. Dallas has served on the Board of Directors of the Company since October 1989. Since 1984, Mr. Dallas has been the Chairman of the Board of Acosta Sales Co., Inc. ("Acosta"), a food brokerage company operating in the Southeastern United Sates. He has also served on the Board of Directors of Acosta since 1966.

     Fred Elefant has served on the Board of Directors of the Company and as Secretary of the Company since 1984. Mr. Elefant has been engaged in the private practice of law in Jacksonville, Florida since 1973. Since January 1989, he has practiced as Fred Elefant, P.A. He was a member of the law firm of Mahoney, Adams, Milam, Surface & Grimsley, P.A., now Mahoney Adams & Criser, P.A., from 1983 to 1989.

     John F. Sasen, Sr. has served on the Board of Directors of the Company since July 1993 and as President of the Company since August 1995. Mr. Sasen served as Chief Operating Officer of the Company from December 1993 to March 1997 and served as Executive Vice President of the Company from December 1993 to August 1995. From August 1990 to December 1992, he served the Company as Vice President -- Sales and Marketing; from January 1993 to July 1993, as Regional Vice President, and from August 1993 to December 1993 as Executive Vice President. Prior to joining the Company, Mr. Sasen was Vice President -- Sales, Marketing and Distributor Relations for a division of Becton Dickinson & Company ("Becton Dickinson"), a manufacturer of health care products. In that position, Mr. Sasen directed product development and marketing efforts, technical services, product services and customer service. Mr. Sasen was with Becton Dickinson for over 20 years. In addition, Mr. Sasen serves as a director of Humascan, Inc., a manufacturer of a breast thermal detection device.

COMMITTEES OF THE BOARD AND BOARD MEETINGS

     The Board of Directors has three standing committees, an Executive Committee, an Audit Committee and a Compensation Committee. There is no nominating committee for directors.

     The Board's Executive Committee, which held six meetings in fiscal year 1997 and acted by written consent on nine occasions, is authorized to act with the full authority and in place of the Board at such times as members of the Executive Committee deem necessary and appropriate. Members of the Executive Committee are Mr. Kelly, Mr. Elefant and Mr. Douglas, with Mr. Kelly acting as the chairman.

     The Board's Audit Committee, which held four meetings in fiscal year 1997, reviews the scope and results of the audit conducted by the Company's independent auditors. In addition, it reviews systems of internal controls and accounting policies and procedures. Members of the Audit Committee are Mr. Douglas, Ms. Kesler and Mr. Mason, with Mr. Douglas acting as the chairman.

     The Board's Compensation Committee, which held five meetings in fiscal year 1997, reviews salary levels of management personnel and makes appropriate recommendations to the Board with respect thereto. In addition, it makes recommendations to the Board concerning certain employee benefit plan matters, including the granting of stock options. Members of the Compensation Committee are Mr. Dallas, Mr. Elefant and Mr. Tullis. Mr. Dallas is the chairman.

     During 1997, the Board held ten meetings. All members of the Board attended at least 75% of the meetings of the Board and all committees on which they served in 1997, except for Mr. Mason who attended 71% of the meetings of the Board and all committees on which he served.

DIRECTOR COMPENSATION; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

     In fiscal year 1997, directors who were not employees of the Company received an annual retainer of $12,500 and $1,000 for each of the meetings of the Board of Directors which they attended. Members of the Compensation Committee and Audit Committee received additional fees of $600 for each committee meeting attended ($1,000 in the case of committee chairperson), although members of each committee receive no compensation for action taken by written consent without a meeting.

     Directors who are employees of the Company are not compensated for Board or committee meeting attendance. Pursuant to the Company's Directors Stock Plan, non-employee directors receive an annual grant of an option to purchase 2,000 shares of Common Stock. The exercise price of options granted under this plan may be no less than the fair market value of the Company's common stock on the date of grant and all options are fully vested at the date of grant. In addition, upon election to the Board of Directors by the shareholders, directors will receive a grant of 2,000 shares of restricted stock. Restrictions on the restricted stock will lapse upon the expiration of the director's term in office.

     In fiscal year 1997, the Company made payments totaling approximately $132,000 to Fred Elefant, a director of the Company and a member of the compensation committee, for legal services rendered to the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

NAME                                         AGE                         POSITION
----                                         ---                         --------
Patrick C. Kelly(1)........................  50    Chairman of the Board, Chief Executive Officer and
                                                     Director
John F. Sasen, Sr. ........................  55    President and Director
David A. Smith.............................  37    Executive Vice President, Chief Financial Officer and
                                                     Director
James B. Stallings, Jr. ...................  42    Executive Vice President -- Southern Region
Charles E. Alvarez.........................  29    Vice President -- Northern Region
Jeffrey H. Anthony.........................  36    Vice President -- Information Technology
James E. Boyd..............................  43    Vice President -- Diagnostics Division
Gary A. Corless............................  32    Vice President -- Western Region
Frederick E. Dell..........................  36    Executive Vice President; President of Diagnostic
                                                     Imaging, Inc.
Edward D. Dienes...........................  36    Vice President -- Central Region
Kathleen H. Fehling........................  37    Executive Vice President and Chief Operating Officer
                                                     of Diagnostic Imaging, Inc.
Douglas Harper.............................  45    Senior Vice President -- Sales and Marketing
Todd M. LaVelle............................  30    Vice President -- Mid America Region
Delmer W. Dallas(3)........................  66    Director
T. O'Neal Douglas(1)(2)....................  61    Director
Fred Elefant(1)(3).........................  50    General Counsel, Secretary and Director
Delores Kesler(2)..........................  56    Director
William C. Mason(2)........................  59    Director
James L.L. Tullis(3).......................  50    Director

---------------

(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.

     For information pertaining to the experience and background of Patrick C. Kelly, John F. Sasen, Sr., David A. Smith, Delmer W. Dallas, T. O'Neal Douglas, Fred Elefant, Delores P. Kesler, William C. Mason and James L.L. Tullis, see "ELECTION OF DIRECTORS -- Experience of Directors."

     James Stallings has served as Executive Vice President -- Southern Region since March 1997. Prior to this position, Mr. Stallings served as Executive Vice President -- Sales and Marketing beginning in April 1996. From 1988 to 1996, Mr. Stallings held several positions with IBM Corporation, including Director of Worldwide Sales -- AS/400 Division, Director of Business Reengineering and General Manager. From 1984 to 1987, Mr. Stallings served as a manager of Rohm Corporation. In addition to his responsibilities with the Company, Mr. Stallings serves on the Board of Directors for Sun Bank of Northeast Florida.

     Charles E. Alvarez has served as Vice President -- Northern Region of the Company since April 1997. Prior to this position, Mr. Alvarez served as Vice President -- Eastern Region from April 1995 until April 1997. Mr. Alvarez has served the Company in various other positions, including Regional Manager of the Eastern Region from April 1994 to March 1995, and sales manager and sales representative from January 1990 to March 1994.

     Jeffrey H. Anthony has served the Company as Vice President -- Information Technology since March 1997. Prior to serving in this capacity, Mr. Anthony was Director of Information Technology from October 1996 to March 1997, Pacific Region Operations Leader from April 1996 to October 1996 and General
Leader -- PSS Delray Beach from November 1992 to March 1996.

     James E. Boyd has served as the Company's Vice President -- Diagnostics Division since April 1996. Prior to such position, Mr. Boyd served the Company as a marketing manager from October 1994 to March 1995 and as the Vice President -- Central Region from March 1992 to September 1994.

     Gary A. Corless has served as Vice President -- Western Region since October 1996. Prior to serving in this position, Mr. Corless served as Vice President -- Central Region from April 1996 to September 1996. Mr. Corless has served the Company as General Manager in various cities since February 1992.

     Frederick E. Dell has served as Executive Vice President of the Company and as President of Diagnostic Imaging, Inc. since November 1996. Prior to these positions, Mr. Dell served as Senior Vice President Southern Region of the Company from April 1996 to November 1996 and served as Vice President -- Southern Region from January 1994 to March 1996. Mr. Dell also served as director of the Company from July 1991 through July 1992. He served as Regional Manager and Vice President of the Company's Western Region from December 1989 to January 1994. From April 1984 through November 1989, Mr. Dell served the Company in various sales and management positions.

     Edward D. Dienes has served as Vice President -- Central Region since October 1996. Prior to this position, Mr. Dienes served as Vice
President -- Pacific Region beginning in April 1995. Prior to such time, Mr. Dienes served the Company as Director of Marketing from April 1993 to March 1995 and as General Manager, Sales Manager and Operational Manager from August 1988 to March 1993.

     Kathleen H. Fehling has served as Executive Vice President and Chief Operating Officer of Diagnostic Imaging, Inc. since February 1997. Prior to joining the Company, Ms. Fehling was employed by Picker International from 1983, serving most recently as Vice President of Marketing & Service from 1994 to 1997 and as National Service Manager from 1992 to 1994.

     Douglas Harper has served as Senior Vice President -- Sales and Marketing since March 1997. Prior to this position, Mr. Harper served as Senior Vice President -- Northern Region of the Company from April 1996 to March 1997 and served as Vice President -- Northern Region from August 1995 to March 1996. He served as the Northeast Regional Manager for Taylor Medical, Inc. ("Taylor"), which was acquired by the Company in August 1995, from 1990 to August 1995. Mr. Harper has over 20 years experience in medical supply distribution. Mr. Harper founded Medco Systems/Quinoy Medical Supply, which was acquired by Taylor in 1990. Prior to such time, Mr. Harper was a General Manager for Foster Medical Supply.

     Todd M. LaVelle has served as Vice President -- Mid America Region since June 1996. Prior to that time, Mr. LaVelle served as Vice President -- Sales beginning in April 1996. In addition to these positions, Mr. LaVelle has served as Vice President -- Sales & Marketing from July 1995 to April 1996, as Regional Manager for the Pacific Region from July 1994 to June 1995, as Diagnostic Market Leader from April 1994 to June 1994, and as Sales Manager and sales representative from August 1990 to March 1994.

     Executive officers of the Company are elected annually and serve at the discretion of the Board. There are no family relationships between or among any of the Company's directors or executive officers.

REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed of three outside directors of the Board who are not employees or former employees of PSS. The Committee is responsible for the approval and oversight of the compensation program for the Company's officers. In performing these responsibilities, the Committee has utilized the services of an independent compensation consultant from KPMG Peat Marwick. This report to shareholders addresses the Company's compensation policies for the executive officers and its basis for determining the compensation of the Chief Executive Officer for the past fiscal year.

     Compensation Committee Charter. In 1994, the Board of Directors adopted a Charter for the Compensation Committee. The Charter set forth the duties and responsibilities of the Compensation Committee. Specifically, the Compensation Committee is responsible for the following:

          1. Reviewing annually and approving the Company's stated compensation strategy to ensure that the management team is rewarded appropriately for their contributions to growth and profitability and that the executive compensation strategy supports Company objectives and shareholder interests.

          2. Reviewing annually and determining the individual elements of total compensation for the Chief Executive Officer and communicating in the annual Compensation Committee Report to shareholders the factors and criteria on which the Chief Executive Officer's compensation for the last year was based. This will also include discussing the relationship between the Chief Executive Officer's compensation and the Company's performance.

          3. Reviewing and approving the individual elements of total compensation for the executive officers and key management, other than the Chief Executive Officer, and communicating in the annual Compensation Committee Report to shareholders the relationship of corporate performance to executive compensation.

          4. Assuring that all compensation plans are administered in a manner consistent with the Company's compensation strategy.

          5. Approving for submission to shareholders all new equity-related incentive plans for management and administering the Company's long-term incentive program in a manner consistent with its terms.

          6. Reviewing with the Chief Executive Officer compensation matters relating to management succession.

          7. Reviewing the Company's employee benefit programs and approving changes, subject to shareholder or Board approval.

     Compensation Strategy. The Compensation Committee reviewed the Company's strategy adopted in 1994 and affirmed its continuing appropriateness. The compensation strategy states that the goals of the executive compensation program are to:

     - enable the Company to attract and retain high quality executives by providing total compensation opportunities and a compensation mix which are at, or above, the relevant employment market levels, but with modest fixed costs and leveraged incentive opportunities; and

     - motivate executives to act in the best interests of shareholders by providing substantial incentive opportunities to be earned through performance on direct and indirect measures of long-term shareholder value creation.

     Targeted compensation levels are stated below and are followed by a more detailed discussion of each of the three compensation elements.

     - the base salary policy reflects median levels for companies of comparable revenue size;

     - annual incentive plan award opportunities are targeted at median levels and associated with aggressive earning growth goals. Actual awards are determined based upon how performance compares to such goals; and

     - long-term incentives earned reflect contributions to shareholder value over a long-term period, both in terms of the absolute growth in value per share of the Common Stock and relative growth compared to a broad sample of companies or a composite index (e.g., Nasdaq National Market).

     Base Salary. Consistent with this compensation strategy, the Committee approved at its March 13, 1997 meeting salary ranges for its executive officer positions consistent with competitive market data for companies having the same primary and/or secondary SIC code as PSS. These companies had annual sales ranging from $400M to $3.0B with the median being approximately $800M. This data was further supplemented with published survey information for companies of a similar size to that of PSS. This information was provided to the Committee and the Chief Executive Officer by our independent compensation consultants.

     The midpoints of the salary ranges were established at essentially the competitive average. Range minimums were then established at 75% of their respective midpoints and range maximums were established at 125% of their respective midpoints. All executive officers were then assigned to a specific salary amount for fiscal year 1998 within their respective salary ranges. The approved individual salary amounts were recommended by the Company's Chief Executive Officer after due consideration of their individual qualifications, experience and contributions over time. In every instance, the salary assigned to each executive officer places him/her within their respective salary range.

     Annual Incentives. With respect to annual incentive compensation, the Company has established target annual incentive amounts as a percentage of salary (i.e., 50% for the Chief Executive Officer Position, 40% for the executive officer positions, and 30% for officers) for each eligible position. Actual incentive awards can then range from 0 to 1.5 times the target awards based upon actual profit performance results.

     The profit target was established at the beginning of the 1997 fiscal year based on a business plan reviewed and approved by the Compensation Committee. The Compensation Committee also reserved the right to increase or decrease such incentives by as much as 25% based upon the achievement, or lack thereof, of key strategic milestones, such as number and cost of new site openings, acquisition and growth revenues.

     While the Chief Executive Officer's annual incentive compensation is based solely upon profit performance results, other corporate staff officers have up to 20% of their incentive opportunity based upon their assessed individual contribution to the Company's success. Incentive amounts listed in the Summary Compensation Table for the five highest compensated officers were paid for results achieved during fiscal year 1997.

     Long Term Incentives. The Long-Term Stock and Long-Term Incentive Plans were adopted in March of 1994, and continue to be utilized. These compensation plans have the following objectives:

     - award opportunities are directly linked to shareholder returns;

     - award opportunities have upside potential;

     - equity is the cornerstone of the program;

     - performance-based cash incentives are provided to help executives pay taxes and exercise stock options; and

     - the charge to earnings for financial reporting purposes associated with these plans is controlled and to be kept to a reasonably low amount.

     The Long-Term Stock Plan is primarily composed of non-qualified stock options to be granted to a broad group of managers and restricted stock, which can be granted to any employee. As pertains to the granting of stock options to officers, the Committee has adopted a grant guideline under which a set number of shares are annually awarded to officers based on their respective base salary and tier responsibility level within the Company.

     The Long-Term Incentive Plan provides contingent cash award opportunities to eligible participants based upon the Company's relative total shareholder return results as compared to all other companies on the Nasdaq National Market. In order to receive any payment, the Company must have at least a 50th percentile rank on a total shareholder return basis over a three-year time period. A target award may be paid at the 60th percentile and a scale has been created whereby a maximum award of three times the target may be earned if the Company's total shareholder return results would place it among the top 10% (90th percentile or above) of all Nasdaq National Market companies.

     New grants are made at the beginning of each calendar year and each is based upon a three-year performance period. New contingent grants for the January 1997 through December 1999 performance period were approved by the Committee for several executive position holders in accordance with the award guideline adopted in conjunction with the PSS Compensation Strategy.

     Compensation of Chief Executive Officer. In fiscal 1997, the Chief Executive Officer (CEO) received a base salary of $475,000. The Compensation Committee has approved an increase in the CEO's base salary to $535,000 for fiscal year 1998. These salary levels were approved by the Compensation Committee after considering compensation information from the companies in the Peer Index, the growth of the Company, increased responsibilities and the specific skills of the CEO as they relate to the needs of the Company, and increases in the cost of living. Our independent compensation consultants have confirmed that this salary level is approximately at the third quartile of the salary range for this position.

     The annual incentive award of $76,000 for fiscal year 1997 paid to the CEO was determined based upon the annual incentive plan profit targets that the Committee reviewed and approved for fiscal 1997 at its meeting in March of 1996. In addition, 238 contingent units were granted to Mr. Kelly under the 1994 Long-Term Incentive Plan. The value of this grant, if any, will be determined as of December 31, 1999.

     Other Considerations. In 1993, the Internal Revenue Code was amended (Section 162(m)) to limit the deductibility of certain nonperformance based compensation expenses in excess of $1 million. Section 162(m) generally disallows a tax deduction for compensation over $1 million paid to an executive officer named in the Summary Compensation Table, unless such compensation qualifies as performance-based. The Committee is aware that the compensation payable for the 1997 fiscal year will not result in any loss of tax deduction for the Company, since no individual received compensation in excess of $1 million. However, the Company has previously qualified its compensation program, and any and all amounts paid under it, as performance-based, and therefore, fully deductible as compensation expense. It is the intent of the Committee that all future amounts paid under the compensation program will also meet this performance-based standard.

Respectfully submitted,

The Compensation Committee
Delmer W. Dallas, Chairman
Fred Elefant
James L. L. Tullis

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

     Executive Officer Compensation. The following table presents certain summary information concerning compensation paid or accrued by the Company, for services rendered in all capacities for the three fiscal years ended March 28, 1997, for its Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION          LONG TERM COMPENSATION
                                                ---------------------------   ----------------------------
                                                                              SECURITIES
                                                                              UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                     YEAR   SALARY(1)   BONUS(2)   OPTIONS(3)   COMPENSATION(4)
---------------------------                     ----   ---------   --------   ----------   ---------------
Patrick C. Kelly..............................  1997   $475,000    $ 76,000         --         $58,001
  Chairman of the Board and Chief.............  1996    360,000     154,800    290,462          30,434
  Executive Officer...........................  1995    324,996     128,100    150,000          12,017
John F. Sasen, Sr.............................  1997    300,000      36,000     13,157          46,693
  President...................................  1996    212,083      69,300     54,282           4,427
                                                1995    175,008      48,027     30,000           4,424
David A. Smith................................  1997    235,000      28,200      9,045           7,785
  Executive Vice President and Chief..........  1996    145,799      47,850     31,251           2,628
  Financial Officer...........................  1995    135,000      37,049     15,000           2,622
Frederick E. Dell.............................  1997    170,000      21,591      4,217           9,114
  Executive Vice President; President.........  1996    138,000      15,660     21,084           2,630
  of Diagnostic Imaging, Inc..................  1995    132,000      50,108     15,000           2,596
James B. Stallings, Jr.(5)....................  1997    160,417      17,500     20,000          11,528
  Executive Vice President -- Southern Region

---------------

(1) Total base salary earned during the fiscal years presented. The Company has established base salaries for its fiscal year ending March 27, 1998 as follows: Mr. Kelly, $535,000; Mr. Sasen, $330,000; Mr. Smith, $255,000; Mr.
    Dell, $200,000; and Mr. Stallings, $190,000.
(2) Annual incentive award earned during the fiscal years presented. Any amounts deferred at the election of the executive are included in the reported amounts.
(3) Grants of stock options made during the fiscal years presented. These awards were made under the Company's 1994 Long Term Incentive Plan and 1994 Long Term Stock Plan.
(4) All other compensation which is not included in the aforementioned categories. Amounts shown in this column include the following payments for fiscal year 1997: (i) for Mr. Kelly, $506 for PSS contributions to the Employee Stock Ownership Plan (the "ESOP"), $27,765 for total premiums under a ten year term life insurance policy and $29,730 for total premiums under a key-man life insurance policy; (ii) for Mr. Sasen, $493 for PSS contributions to the ESOP and $46,200 for total premiums under a split dollar life insurance policy; (iii) for Mr. Smith, $500 for PSS contributions to the ESOP and $7,285 for total premiums under a split dollar life insurance policy; (iv) for Mr. Dell, $319 for PSS contributions to the ESOP and $3,795 for total premiums under a split dollar life insurance policy; and (v) for Mr. Stallings, $11,528 for total premiums under a split dollar life insurance policy.
(5) Mr. Stallings has been employed by the Company since April 1996.

                       OPTION GRANTS IN FISCAL YEAR 1997

     The following table contains information concerning the grant of stock options made during fiscal year 1997 pursuant to the Company's 1994 Long Term Incentive Plan and 1994 Long Term Stock Plan:

                                                   INDIVIDUAL GRANTS                         POTENTIAL REALIZED
                                --------------------------------------------------------      VALUE AT ASSUMED
                                             PERCENTAGE OF                                   ACTUARIAL RATES OF
                                NUMBER OF    TOTAL OPTIONS                                       STOCK PRICE
                                SECURITIES    GRANTED TO                                   APPRECIATION FOR OPTION
                                UNDERLYING     EMPLOYEES                                           TERM(3)
                                 OPTIONS       IN FISCAL     EXERCISE PRICE   EXPIRATION   -----------------------
NAME                            GRANTED(1)     YEAR 1997       ($/SH)(2)         DATE          5%          10%
----                            ----------   -------------   --------------   ----------   ----------   ----------
Patrick C. Kelly..............        --           --%               --             --             --           --
John F. Sasen, Sr. ...........    13,157          4.8            $23.94         7/8/06       $198,088     $501,995
David A. Smith................     9,045          3.3             23.94         7/8/06        136,179      345,105
Frederick E. Dell.............     4,217          1.6             23.94         7/8/06         63,490      160,896
James B. Stallings, Jr. ......    20,000          7.4             23.94         7/8/06        301,115      763,084

---------------

(1) Issued from the Long Term Incentive Plan and the Long Term Stock Plan, each of which became effective in March 1994. The options issued in fiscal year 1997 to the named executive officers are nonqualified stock options for federal income tax purposes and accordingly are not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended. The options granted in fiscal year 1997 to the named executive officers are exercisable immediately and expire ten years from the date of grant.
(2) In fiscal year 1997, the named executive officers were granted options to acquire an aggregate of 46,419 shares of Common Stock at an exercise price of fair market value as of the date of grant.
(3) The dollar amount under the columns assumes that the market price of the Common Stock from the date of the option grant appreciates at cumulative annual rates of 5% and 10%, respectively, over the term of each option granted in fiscal year 1997. The assumed rates of 5% and 10% were established by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price or value of the Common Stock.

               OPTION EXERCISES AND HOLDING AS OF MARCH 28, 1997

     The following table sets forth information regarding stock options exercised in fiscal year 1997 by each of the named executive officers and the value of the unexercised options held by these individuals as of March 28, 1997, based on the market value of the Common Stock on that date:

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                     AND OPTION VALUES AS OF MARCH 28, 1997

                                                                 NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                        SHARES                   UNDERLYING OPTIONS AT   IN-THE-MONEY OPTIONS
                                       ACQUIRED       VALUE         MARCH 28, 1997       AT MARCH 28, 1997(2)
NAME                                  ON EXERCISE    REALIZED       EXERCISABLE(1)          EXERCISABLE(1)
----                                  -----------   ----------   ---------------------   --------------------
Patrick C. Kelly....................    110,000     $2,105,625          630,462               $3,190,750
John F. Sasen, Sr. .................     36,000        777,750           67,439                       --(3)
David A. Smith......................     15,000        296,250           40,296                       --(3)
Frederick E. Dell...................      6,000        192,000           40,301                  139,995
James B. Stallings, Jr. ............         --             --           20,000                       --(3)

---------------

(1) All options held by the named executive officers are currently exercisable.
(2) Based upon the closing price of $13.00 of the Common Stock on the Nasdaq National Market on March 27, 1997.

(3) Based upon the closing price of $13.00 of the Common Stock on the Nasdaq National Market on March 27, 1997, the exercise prices for the options held by these officers exceed the closing price on such date.

            LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                      ESTIMATED FUTURE PAYOUTS UNDER
                                  NUMBER OF                             NON-STOCK PRICE-BASED PLAN
                                 PERFORMANCE     PERIOD UNTIL      -------------------------------------
NAME                              UNITS(1)          PAYOUT         THRESHOLD(2)   TARGET(3)   MAXIMUM(4)
----                             -----------   -----------------   ------------   ---------   ----------
Patrick C. Kelly...............      238       1/1/97 - 12/31/99     $119,000     $238,000     $714,000
John F. Sasen, Sr. ............      150       1/1/97 - 12/31/99       75,000      150,000      450,000
David A. Smith.................      118       1/1/97 - 12/31/99       59,000      118,000      354,000
Frederick E. Dell..............       85       1/1/97 - 12/31/99       42,500       85,000      255,000
James B. Stallings, Jr. .......       80       1/1/97 - 12/31/99       40,000       80,000      240,000

---------------

(1) Under the Company's 1994 Long Term Incentive Plan, officers of the Company may be awarded a certain number of Performance Units each year equal to a percentage of the officer's salary. Each Performance Unit granted has a target value of $1,000 assuming the Company's total shareholder return result is in the 60th percentile of peer group companies. The actual value of each Performance Unit depends on the Company's performance over a period of three fiscal years, beginning on the effective date of the award.
(2) The threshold amounts shown are based upon the Company achieving a total shareholder return result in the 50th percentile of peer group companies, at which point each Unit granted will have a value of $500.
(3) The target amounts shown are based upon the Company achieving a total shareholder return result in the 60th percentile of peer group companies, at which point each Unit granted will have a value of $1,000.
(4) The maximum amounts shown are based upon the Company achieving a total shareholder return result in the 90th percentile or greater of peer group companies, at which point each Unit granted will have a value of three times the target value, or $3,000.

PERFORMANCE GRAPH

     The following performance graph compares the performance of the Common Stock to the Nasdaq National Market Composite index and a line-of-business index of selected peer companies assuming $100 was invested and all dividends, if any, were reinvested. The graph covers the period from May 5, 1994, the date of the Company's initial public offering, to the Company's fiscal year ended on March 28, 1997. The Company did not pay dividends during the period covered by this graph. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                        PHYSICIAN SALES & SERVICE, INC.

                                PHYSICIAN
                                 SALES &                          NASDAQ
MEASUREMENT PERIOD               SERVICE,        OLD PEER         STOCK          NEW PEER
(FISCAL YEAR COVERED)              INC.           GROUP         MARKET-US         GROUP
5/5/94                             100             100             100             100
3/30/95                            231             135             112             118
3/29/96                            535             185             152             160
3/28/97                            281             206             172             181

---------------

(1) The New Peer Group is comprised of Baxter International, Inc., Bergen Brunswig Corporation -- Class A, Cardinal Health, Inc., Gulf South Medical Supply, Inc., McKesson Corporation, MicroBioMedics, Inc., Moore Medical Corporation, Owens & Minor, Incorporated, Patterson Dental Company and Sullivan Dental Products, Inc.
(2) The Old Peer Group is comprised of the same members as the New Peer Group listed in footnote 1 above, except it excludes McKesson Corporation.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of its named executive officers, which include the terms described below:

     Term. Mr. Kelly's employment agreement was for an initial period of five years expiring June 1, 1997, was renewed for a five-year period ending June 1, 2002, and is automatically renewable for additional five year terms. The other executive officers' employment agreements are for terms of two years and are automatically renewable for additional two year terms.

     Covenants not to compete. Each executive officer has agreed not to compete with the Company for a period of 18 months following the termination of his employment within the territory in which the Company is then operating.

     The covenants not to compete are not valid upon the occurrence of certain events. In Mr. Kelly's employment agreement, such events include either Mr. Kelly not being re-elected to or resigning his position as a director of the Company or the acquisition of a voting majority of the issued and outstanding capital stock of the Company by an outside entity. In the other executive officers' employment agreements, such events include, in addition to those set forth in the previous sentence, Mr. Kelly no longer being employed by or resigning his employment with the Company or, following Mr. Kelly's death or disability, Fred Elefant being removed as a director of the Company.

     Termination. Each employment agreement includes several provisions requiring the Company to make certain payments upon the occurrence of certain events.

     Following Mr. Kelly's termination by the Company for any reason except for good cause or if Mr. Kelly resigns from the Company for good cause, the Company is required to pay Mr. Kelly's full salary for 24 months following such termination or resignation, and to provide Mr. Kelly with insurance coverage during that period. In addition, the Company is required to repurchase up to 50% of the Common Stock owned by Mr. Kelly at its market value within 30 days of demand by Mr. Kelly at any time during the 24 month period. During that period, Mr. Kelly is entitled to have his shares of Common Stock registered in the event that securities held by any persons who are at such time members of Board of Directors are registered. The other executive officers have similar rights as to payment of salary, provision of insurance benefits, repurchase of up to 20% of their Common Stock and registration of Common Stock for a period of six months.

     Upon a change in control of the Company, if the Company then terminates Mr. Kelly's employment or if Mr. Kelly resigns, the Company is required to pay Mr. Kelly's salary and provide Mr. Kelly with insurance coverage for a period of three years and to repurchase all of Mr. Kelly's Common Stock at its market value upon demand. A change in control of the Company is defined as the resignation, removal or failure to re-elect Mr. Kelly as a director of the Company, or following Mr. Kelly's death or disability, the resignation, removal or failure to re-elect Fred Elefant as a director of the Company. Mr. Kelly is also entitled to reimbursement of up to $100,000 per year for office, secretarial, and related expenses. In this case, Mr. Kelly also has registration rights as described above during such three year period. The other executive officers have similar rights for a period of one year in the event of their termination or resignation following a change in control of the Company.

     If the Company terminates Mr. Kelly for cause, or if Mr. Kelly resigns from the Company without good reason, Mr. Kelly is entitled to receive his salary and full insurance coverage for a period of 12 months or, if earlier, until his employment with another company. The other executive officers have similar rights for a period of three months or, if earlier, until their employment with another company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Fred Elefant, a member of the Board of Directors and Secretary of the Company, provides legal services as general counsel to the Company. Fees for such legal services were approximately $132,000 in fiscal year 1997.

                   BENEFICIAL OWNERSHIP OF EQUITY SECURITIES

     The following table reflects the number of shares of Common Stock beneficially owned as of March 28, 1997, by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each director, and (iv) all of the Company's executive officers and directors as a group. Unless otherwise noted, all shares are owned directly with sole voting and dispositive powers.

                                                              NUMBER OF   PERCENT OF
NAME                                                           SHARES      TOTAL(1)
----                                                          ---------   ----------
Employee Stock Ownership and Savings Plan(2)................  2,060,053      5.5%
Putnam Investments, Inc(2)..................................  3,429,284      8.8
Pilgrim Baxter & Associates, Ltd.(2)........................  3,400,800      9.2
Patrick C. Kelly(3)(4)......................................  1,335,466      3.5
John F. Sasen, Sr.(3).......................................    187,177        *
Frederick E. Dell(3)........................................    213,590        *
David A. Smith(3)...........................................    176,524        *
James B. Stallings, Jr.(3)..................................     23,000        *
Delmer W. Dallas............................................    131,144        *
T. O'Neal Douglas...........................................     18,000        *
Fred Elefant(3)(5)..........................................    702,616      1.9
Delores P. Kesler...........................................      1,500        *
James L.L. Tullis(6)........................................    217,860        *
William C. Mason............................................         --       --
All Executive Officers and Directors as a group (19
  persons)(3)...............................................  3,300,718      8.7

---------------

  * Less than 1%
(1) Based upon 37,061,615 shares of Common Stock outstanding as of March 28,
    1997.
(2) The addresses for holders of five percent or more of the Common Stock outstanding are as follows: Employee Stock Ownership and Savings Plan ("ESOP"), 4345 Southpoint Boulevard, Jacksonville, Florida 32216; Putnam Investments, Inc., One PO Box Square, Boston, MA 02109; and Pilgrim Baxter & Associates, Ltd., 1255 Drummers Lane, Suite 300, Wayne Pennsylvania 19087-1590. The trustees of the ESOP are Patrick C. Kelly and David A. Smith, both of whom are officers and directors of the Company, who have voting control over the shares of common stock held in the ESOP in certain situations. All information regarding Putnam Investments, Inc. was obtained solely from a Schedule 13G filed by Putnam Investments, Inc. on January 31, 1997 and all information regarding Pilgrim Baxter & Associates, Ltd. was obtained solely from a Schedule 13G/A filed by Pilgrim Baxter & Associates, Ltd. on March 12, 1997.
(3) Included in such beneficial ownership are shares of Common Stock issuable upon the exercise of certain options exercisable immediately or within 60 days of March 28, 1997 as follows: Mr. Kelly, 630,462 shares; Mr. Sasen, 67,439 shares; Mr. Dell, 40,301 shares; Mr. Smith, 40,296 shares; Mr. Stallings, 20,000 shares; Mr. Elefant, 17,539 shares; Mr. Tullis, 14,296 shares; and executive officers and directors as a group, 886,515 shares. Also included in such beneficial ownership are shares held for the account of certain individuals by the ESOP as follows: Mr. Kelly, 154,974 shares; Mr. Sasen, 18,872 shares; Mr. Smith, 25,959 shares; Mr. Dell, 96,420 shares; and all executive officers and directors as a group, 386,830 shares.
(4) Excludes 600,000 shares held in trust for Mr. Kelly's daughters.
(5) Includes 600,000 shares held in trust for Mr. Kelly's daughters for which Mr. Elefant serves as co-trustee.
(6) Includes 127,881 shares owned by Tullis Dickerson Capital Focus, L.P. and 11,200 shares owned by Tullis Dickerson Partners. Mr. Tullis is the general partner of Tullis-Dickerson Partners, the sole general partner of Tullis-Dickerson Capital Focus, L.P.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending March 27, 1998. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

                             SHAREHOLDER PROPOSALS

     Shareholders who wish a proposal to be included in the Company's proxy statement and form of proxy relating to the 1998 Annual Meeting should deliver a written copy of their proposal to the Company no later than February 26, 1998. Proposals should be directed to the Chief Financial Officer, Physician Sales & Service, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

                                 OTHER MATTERS

EXPENSES OF SOLICITATION

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers or other employees of the Company, personally, or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of the nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain officers of the Company and its directors, and persons who beneficially own more than ten percent of any registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Company.

     Based solely on a review of the reports provided to the Company by the above referenced persons, the Company believes that as of the date of this Proxy Statement all filing requirements applicable to its reporting officers, directors and greater than ten percent beneficial owners were properly and timely complied with, except that Patrick Kelly failed to file a Form 4 in February 1997 but filed a timely Form 5 in May 1997.

MISCELLANEOUS

     Management does not know of any matters to be brought before the Annual Meeting other than as described in this Proxy Statement. Should any other matters properly come before the Annual Meeting, the persons designated as proxies will vote in their sole discretion on such matters.

                                                                   APPENDIX


                        PHYSICIAN SALES & SERVICE, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Fred Elefant and David A. Smith as Proxies, each with the power to appoint his substitute, and hereby authorizes either one or both of them to represent and to vote, as designated below, all the shares of Common Stock of Physician Sales & Service, Inc. held of record by the undersigned on June 16, 1997, at the Annual Meeting of Shareholders to be held on July 22, 1997.

1. ELECTION OF DIRECTORS:

   [ ] FOR all nominees listed below                          [ ] WITHHOLD AUTHORITY to vote
     (except as marked to the contrary below)                   for all nominees listed below

(INSTRUCTION TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW)

--------------------------------------------------------------------------------
             T. O'Neal Douglas, Patrick C. Kelly, James L.L. Tullis

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

             (Continued and to be dated and signed on reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED ABOVE.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                  If a corporation, please sign
                                                  in full corporate name by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by authorized person.

                                                  DATED:                  , 1997
                                                        ------------------

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature if held jointly